Exhibit 99.1

P.O. Box 717	Pittsburgh, PA 15230-0717(412) 787-6700

— News Release —

CALGON CARBON ANNOUNCES LABOR AGREEMENT AT BIG SANDY PLANT

PITTSBURGH, PA – April 5, 2005 – Calgon Carbon Corporation (CCC: NYSE) announced today that it has reached a four-year labor contract with a unit of Local 7047 of the United States Steelworkers of America which represents approximately 150 employees at the company’s Big Sandy activated carbon manufacturing plant, located in Catlettsburg, Kentucky. The contract is effective April 4, 2005 and will expire on April 4, 2009. It provides for wage improvements over its term.

Commenting on the contract, John S. Stanik, Calgon Carbon’s president and chief executive officer said, “I am very pleased that we have reached a long-term agreement with our Big Sandy workers. The new contract exemplifies a level of cooperation that will benefit both our company and employees going forward.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,200 people at 17 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.